FOR IMMEDIATE RELEASE                                                EXHIBIT 1.1

Contact:
Lutz P. Henckels
Chief Executive Officer
LeCroy Corporation
Tel:  845-425-2000

                          LECROY CORPORATION COMPLETES
                     $25 MILLION PRIVATE PLACEMENT OF EQUITY

             Capital Intended to Fund External Growth Opportunities

CHESTNUT RIDGE, NY, AUGUST 15, 2001 - LeCroy Corporation (Nasdaq: LCRY), a leading supplier of high-performance digital oscilloscopes, announced today that it has completed a private placement of approximately 1.43 million shares of its Common Stock to ValueAct Capital Partners, L.P. ("ValueAct Capital") and certain of its affiliated entities, for gross proceeds of approximately $25 million. SG Cowen served as the agent for the private placement. The Company intends to use the proceeds to fund growth through acquisitions and other transactions.

Stated LeCroy President Tom Reslewic, "The success of our most recent product introductions, such as the WavePro and Waverunner-2 product lines, can be attributed to our commitment to developing the most innovative, leading-edge products for our customers. We intend to use the capital raised from this financing to complement our internal research and development capabilities with select external growth opportunities. By continuing to introduce compelling new products, we believe that we can expand our addressable share of the oscilloscope market and grow LeCroy for the long term."

As a result of the transaction, ValueAct Capital asked for representation on the Company's board of directors, and the Company has agreed to elect Peter Kamin to the Board as ValueAct Capital's representative. Chief Executive Officer Lutz Henckels stated, "We are pleased to have completed this financing with ValueAct Capital and expect a long term, active relationship. The size of their investment in LeCroy is a strong affirmation of our growth strategy and we look forward to Peter's contributions to our board of directors. With the proceeds from this investment, as well as our cash on hand, the cash expected to be generated from operations and our unused $15.0 million line of credit, we are well positioned to capitalize on strategic investment opportunities to complement our organic growth."

Peter Kamin, a founding partner at ValueAct Capital, added, "We are excited to be actively involved with LeCroy. We believe in its long-term value and I look forward to working with Lutz Henckels and his team."

The Common Stock sold has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States, except pursuant to the registration requirements of the Securities Act of 1933, as amended, or an applicable exemption from the Securities Act regulation requirements. LeCroy has granted ValueAct certain registration rights in connection with the Common Stock.

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LECROY CORPORATION COMPLETES $25 MILLION PRIVATE PLACEMENT/2

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Common Stock. This press release is being issued pursuant to, and in accordance with, Rule 135c under the Securities Act.

SAFE HARBOR STATEMENT

This release contains forward-looking statements pertaining to future financial projections and future anticipated plans, including the use of financing to fund external growth, the Company's success executing on its strategies, the development of new products, the success of new product introductions, the Company's long-term growth, as well as other estimates relating to future operations. All such forward-looking statements are only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company's ability to anticipate changes in the market, the availability and timing of funding for the Company's current products and the development of future products. Further information on potential factors that could affect LeCroy Corporation's business is described in the Company's reports on file with the Securities and Exchange Commission.

ABOUT VALUEACT CAPITAL PARTNERS, L.P.

ValueAct Capital is an investment partnership focused on the investment in a limited number of businesses, primarily in the small-capitalization public company universe, where it can be an active participant in the implementation of value-creating strategies and solutions. ValueAct Capital seeks to acquire significant ownership stakes, primarily in publicly traded companies, through both open-market purchases and negotiated transactions.

ABOUT LECROY

LeCroy Corporation, headquartered in Chestnut Ridge, New York, develops, manufactures and markets electronic signal acquisition and analysis products and services. The Company's core business is the production of high-performance digital oscilloscopes, which are used by design engineers and researchers in a broad range of industries, including electronics, computers and communications.